ADVISORY AGREEMENT

     THIS ADVISORY AGREEMENT is made this 1st day of July 2003 by and between Verdisys, Inc. (hereinafter referred to as "Company") and Dr. Ron Robinson ("Advisor").

     WHEREAS, Company desires to retain Advisor to render consulting and advisory services to Company upon the terms and conditions hereinafter set forth; and

     WHEREAS, Advisor desires to accept such engagement, upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties agree as follows:

1. ADVISORY SERVICES

     Company hereby engages Advisor, and Advisor hereby accepts such engagement from Company, to serve as the Chairman of the Board of Directors of the company and as a general advisor to executive management, and to render such additional services as are pertinent thereto within the scope set forth below. Said time commitment of the advisory services to this agreement is eighty (80) hours per month.

The parties agree that Advisor will render the following services:

A.	Serve as the Chairman of Board of the Company;

B.	Assist the Company and its executive management in general
corporate development and planning;

C.	Assist in the procurement of additional customers for the Company;

D.	Assist and advise in the acquisition of oil and gas producing	properties,
and the negotiation of the joint ventures and partnerships for the acquisition of oil and gas properties.

E.	Assist in the placement and raising of capital as the Company sees fit.

2. TERM

     The term of this engagement shall be for twelve months from the date first set forth above and shall continue month to month thereafter until terminated by either party.

3. COMPENSATION

A. Advisory Fee

     The Company shall pay to Advisor the amount of $10,000 per month as an advisory fee for Advisor's services (the "Monthly Retainer"). The Monthly Retainer is due and payable at the rate of one-half on the 15th and one-half on the last day of each month for the duration of this agreement.

4. EXPENSES

     Company will reimburse Advisor for pre-approved expenses incurred on the Company's behalf, including but not limited to travel, hotels and other direct costs.

5. TERMINATION

     Either party may terminate this agreement by notifying the other party in writing at the address set forth below on ten days notice. However, the Monthly Advisory fee shall continue to be paid for the initial twelve month period in the event of termination by the Company for any reason other than fraud against the company or voluntary resignation from the board of directors by the Advisor.

     Advisor's right to, and Company's obligation of, payment under this paragraph shall survive the termination of this Agreement.

6. NOTICES

     All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch of the United States Post Office enclosed in a registered or certified postage pre-paid envelope, return receipt requested, addressed to the address of the respective parties as stated below, or to such address as such party may have fixed by notice as aforesaid:

If to Company:
Verdisys, Inc.
If to Advisor:
Dr. Ron Robinson
5010 Augusta Circle
College Station, TX 77845

7. WAIVER

     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right of power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

8. SEVERABILITY

     The invalidity of unenforceability of any term or provision, or any clause or portion thereof, of this Agreement, shall in no way impair or affect the validity or enforceability of any other provision of this Agreement, all of the same which shall remain in full force and effect in accordance with the terms hereof.

9. ENTIRE AGREEMENT

     This Agreement embodies the entire understanding between the parties on the matters of Consultation and remuneration for same, any and all prior correspondence, conversations, or memoranda being merged herein and replaced hereby and being without effect herein, and no change, alteration, or modification hereof may be made except in writing signed by both parties hereto.

10. GOVERNING LAW

     This Agreement is entered into and intended to be performed in the State of Texas and shall be governed by the laws of the State of Texas.

11. ATTORNEY'S FEES

     In the event of litigation arising out of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorney's fees and costs, including any fees incurred on appeal.

12. NO WARRANTIES OR REPRESENTATIONS

     All services performed by Advisor pursuant to this Agreement are on a "best efforts" basis. Advisor makes no warranties or representations, express or implied, as to the success of its efforts on Company's behalf.

     IN WITNESS WHEREOF, the parties have signed this agreement as of the date first set forth above.

ADVISOR:

Dr. Ron Robinson

/s/ Ron Robinson

Ron Robinson
COMPANY:

Verdisys, Inc.

By: /s/ Dan Williams

Dan Williams, CEO

Amendment Number 1 To Advisory Agreement By and Between Verdisys, Inc, and Dr. Ron Robinson

     This Amendment Number 1 (“Amendment”) to that certain Advisory Agreement dated July 1, 2003 executed by and between Verdisys, Inc., a California corporation (“Company”), and Dr. Ron Robinson (“Advisor”) (“Agreement”), is entered into on December 11, 2003, to be effective as provided herein. All capitalized and underlined terms used herein shall have the meanings ascribed to such terms in the Plan.

     WHEREAS, the Company has determined that it is in the best interest of the Company to expand the services of the Advisor;

WHEREAS, the expanded services of the Advisor warrant additional compensation;

     WHEREAS, the Advisor is desirous of performing the expanded services and of receiving the additional compensation; and

WHEREAS, the parties agree to amend the Agreement to reflect the desires of the parties.

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties agree as follows:

     1. Advisory Services. The following is hereby added to the end of Section 1 of the Agreement as follows:

     In addition to the above Services, the Company hereby engages Advisor, and Advisor hereby accepts such engagement from the Company, to serve as the full-time, interim Chief Executive Officer and President of the Company, and to render such services as are usual, customary and pertinent thereto within the scope of such executive positions (the “Full-Time Services”). In addition to the usual duties specified in the Bylaws for President and Chief Executive officer, Advisor shall also lead the Company’s efforts finding and recruiting a full-time Chief Executive Officer, President and such other executive officer positions as may be necessary and approved by the Board of Directors. So long as Advisor is performing the Full-Time Services, the last sentence of the first paragraph of Section 1I shall not apply.

2. Term. The following is hereby added to the end of Section 2 of the Agreement:

     Notwithstanding the above, the terms of this Agreement applicable to the Full-Time Services specified in Section I shall commence December 1, 2003 and continue for such time as Advisor no longer performs the Full-Time Services specified in Section 1 above, or December 31, 2004, whichever comes first, at which time the original provisions of Section 2 shall again apply.

     3. Compensation. The following sentences are hereby added to the end of Section 3 of the Agreement:

     The Company shall pay to Advisor the additional amount of $10,000 per month as a fee for the Full-Time Services specified in Section 1 (the “Additional Retainer”). The Additional Retainer is due and payable at the rate of one-half on the 15th and one-half on the last day of each month for which the Advisor provides the Full-Time Services. At such time as the Board of Directors engages a full-time President and Chief Executive Officer, the Additional Retainer shall no longer be payable and Advisor’s compensation shall return to the Monthly Retainer specified above.

     In addition, the Company hereby grants to Advisor, in consideration of Advisor’s agreement to perform the Full-Time Services as specified in Section 1, an option to purchase 500,000 shares of the Company’s common stock, at an exercise price per share equal to the closing price of the Company’s Common Stock on the OTCBB on the date hereof, pursuant to the Company’s 2003 Stock Option Plan, such shares to vest and be exercisable as follows:

50,000 shares on the date of this Amendment.

50,000 shares on the collection of all amounts owing from
Edge Capital so long as it occurs before 12/31/03.

400,000 shares for the period Advisor performs the Full-
Time Services specified in Section 1, prorated equally over
such period on a monthly basis (i.e., 33,333 shares per month)
commencing January 1, 2004.

4. Expenses. The following sentence is hereby added to the end of Section 4 of the Agreement:

     In addition, Advisor shall receive the sum of $2,500 as an office allowance reimbursement each month, or a pro-rated portion thereof for each partial month, during the Term of the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized representatives as of the date set forth above.

COMPANY:

Verdisys, Inc.

By: /s/ James Woodward

James Woodward
Compensation Committee of the Board of Directors

Advisor:
/s/ Dr. Ron Robinson

Dr. Ron Robinson